UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2011

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8170 Maple Lawn Boulevard, Suite 180
Fulton, MD 20759
(Address of Principal Executive Offices) (Zip Code)

(301) 323-9000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On March 24, 2011, Colfax Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Clay H. Kiefaber, the Company’s President and Chief Executive Officer. The Employment Agreement supersedes in its entirety the Company’s prior employment agreement with Mr. Kiefaber dated January 9, 2010.  The Employment Agreement was approved by the Board of Directors of the Company (the “Board”) in order to align the terms of Mr. Kiefaber’s employment with those between the Company and its other executive officers. The following summary of the terms and conditions of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1.

Under the Employment Agreement, Mr. Kiefaber’s term of employment with the Company runs until December 31, 2013 and will automatically extend for one-year periods thereafter unless the Board or Mr. Kiefaber elects not to extend the term of the Employment Agreement by providing the other party with written notice.  Mr. Kiefaber’s base salary is set at $525,000 and may not be reduced below the amount previously in effect without his written agreement. In addition, Mr. Kiefaber is entitled to participate in the Company’s annual cash incentive program with a target amount equal to 75% of his base salary then in effect.  Each of the base salary amount and annual cash incentive target are equal to the levels previously provided in Mr. Kiefaber’s prior employment agreement.

In the event that Mr. Kiefaber is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the Employment Agreement), he will be entitled to (i) a lump sum payment equal to one times his base salary then in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to him during the last three years) and (ii) a lump sum payment equal to his pro rata annual incentive compensation for the year of termination, subject to the performance criteria having been met for that year under the annual bonus plan.  In the event Mr. Kiefaber is terminated by the Company without “cause” or for “good reason” within three months prior to a “change in control event,” or within two years after a “change in control” (each as defined in the Employment Agreement), he will be entitled to (i) a lump sum payment equal to two times his base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to him during the last three years), (ii) a lump sum payment equal to his pro rata annual incentive compensation for the year of termination and (iii) immediate vesting of all equity awards, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (a) the target level at the date of termination or (b) actual performance at the date of termination.  Mr. Kiefaber’s right to these severance payments is conditioned on his execution of a waiver and release agreement in favor of the Company.

The Employment Agreement contains non-competition, non-solicitation and non-disparagement restrictions during the term of the Employment Agreement and for certain specified periods thereafter.

The Employment Agreement also provides for Mr. Kiefaber to receive health insurance and other benefits commensurate with the benefits that the Company provides our senior executives.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Employment Agreement, dated March 24, 2011, between Clay H. Kiefaber and Colfax Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colfax Corporation

Date: March 28, 2011	By:	/s/ C. Scott Brannan
	Name:	C. Scott Brannan
	Title:	Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

10.1	Employment Agreement, dated March 24, 2011, between Clay H. Kiefaber and Colfax Corporation